                                                                     EXHIBIT 4.2
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                        SUPERCONDUCTOR TECHNOLOGIES INC.
                                 460 WARD DRIVE
                                     SUITE F
                         SANTA BARBARA, CALIFORNIA 93111

                   SERIES A PREFERRED STOCK PURCHASE AGREEMENT


                                 MARCH 26, 1998






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


                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                            PAGE


                                         TABLE OF CONTENTS
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                                                                                              PAGE
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
SECTION 1
        AUTHORIZATION AND SALE OF PREFERRED STOCK; ISSUANCE OF WARRANTS..........................1
        1.1    AUTHORIZATION.....................................................................1
        1.2    SALE OF SHARES; ISSUANCE OF WARRANTS..............................................1
        1.3    SUBSEQUENT SALES OF ADDITIONAL SHARES.............................................1

SECTION 2

        CLOSING DATES; DELIVERY..................................................................2
        2.1    CLOSING...........................................................................2
        2.2    DELIVERY..........................................................................2

SECTION 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY..........................................3
        3.1    ORGANIZATION AND STANDING; CERTIFICATE AND BYLAWS.................................3
        3.2    CORPORATE POWER...................................................................3
        3.3    SUBSIDIARIES......................................................................3
        3.4    CAPITALIZATION....................................................................3
        3.5    AUTHORIZATION.....................................................................4
        3.6    FINANCIAL STATEMENTS..............................................................4
        3.7    CHANGES...........................................................................5
        3.8    MATERIAL OBLIGATIONS..............................................................5
        3.9    MATERIAL CONTRACTS AND COMMITMENTS................................................5
        3.10   INTELLECTUAL PROPERTY, TRADEMARKS, ETC............................................5
        3.11   TITLE TO PROPERTIES AND ASSETS; LIENS, ETC........................................6
        3.12   COMPLIANCE WITH OTHER INSTRUMENTS, NONE BURDENSOME, ETC...........................6
        3.13   LITIGATION, ETC...................................................................6
        3.14   REGISTRATION RIGHTS...............................................................6
        3.15   GOVERNMENTAL CONSENT, ETC.........................................................6
        3.16   OFFERING..........................................................................7
        3.17   BROKERS OR FINDERS................................................................7
        3.18   TAX RETURNS AND PAYMENTS..........................................................7
        3.19   EMPLOYEE MATTERS..................................................................7
        3.20   DISCLOSURE........................................................................7

Section 4 REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS........................................7
        4.1    EXPERIENCE; SPECULATIVE NATURE OF INVESTMENT......................................7
        4.2    INVESTMENT........................................................................8
        4.3    RULE 144..........................................................................8
        4.4    NO PUBLIC MARKET..................................................................8
        4.5    ACCESS TO DATA....................................................................8
        4.6    AUTHORIZATION.....................................................................8
        4.7    BROKERS OR FINDERS................................................................9
        4.8    TAX LIABILITY.....................................................................9

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                                TABLE OF CONTENTS
                                   (CONTINUED)


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SECTION 5 CONDITIONS TO PURCHASERS' OBLIGATIONS TO CLOSE.........................................9
        5.1    REPRESENTATIONS AND WARRANTIES CORRECT............................................9
        5.2    COVENANTS.........................................................................9
        5.3    BLUE SKY..........................................................................9
        5.4    CERTIFICATE OF DESIGNATION........................................................9
        5.5    RIGHTS AGREEMENT.................................................................10
        5.6    COMPLIANCE CERTIFICATE...........................................................10
        5.7    COMPLIANCE WITH LAW..............................................................10
        5.8    OPINION OF COMPANY'S COUNSEL.....................................................10

SECTION 6 CONDITIONS TO COMPANY'S OBLIGATIONS TO CLOSE..........................................10
        6.1    REPRESENTATIONS..................................................................10
        6.2    COVENANTS........................................................................10
        6.3    BLUE SKY.........................................................................10
        6.4    CERTIFICATE OF DESIGNATION.......................................................10
        6.5    RIGHTS AGREEMENT.................................................................10
        6.6    COMPLIANCE WITH LAW..............................................................11

SECTION 7 CONFIDENTIAL INFORMATION..............................................................11
        7.1    CONFIDENTIAL BUSINESS INFORMATION................................................11

SECTION 8 MISCELLANEOUS.........................................................................11
        8.1    GOVERNING LAW....................................................................11
        8.2    SURVIVAL.........................................................................11
        8.3    SUCCESSORS AND ASSIGNS...........................................................11
        8.4    ENTIRE AGREEMENT; AMENDMENT......................................................12
        8.5    NOTICES, ETC.....................................................................12
        8.6    DELAYS OR OMISSIONS..............................................................12
        8.7    CALIFORNIA CORPORATE SECURITIES LAW..............................................13
        8.8    COUNTERPARTS.....................................................................13
        8.9    SEVERABILITY.....................................................................13
        8.10   TITLES AND SUBTITLES.............................................................13
        8.11   EXPENSES.........................................................................13

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                                TABLE OF CONTENTS
                                   (CONTINUED)


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EXHIBITS

        A      Schedule of Purchasers
        B      Certificate of Designation
        C      Warrant
        D      Exceptions to Representations and Warranties
        E      Stockholder Rights Agreement
        F      Compliance Certificate
        G      Opinion of Counsel
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                                       ii

                        SUPERCONDUCTOR TECHNOLOGIES, INC.

                   SERIES A PREFERRED STOCK PURCHASE AGREEMENT


        THIS SERIES A PREFERRED STOCK PURCHASE AGREEMENT (the "Agreement") is made as of March 26, 1998 by and among Superconductor Technologies Inc., a Delaware corporation (the "Company"), and the persons and entities listed on the Schedule of Purchasers attached hereto as Exhibit A (the "Purchasers").

                                    SECTION 1

         AUTHORIZATION AND SALE OF PREFERRED STOCK; ISSUANCE OF WARRANTS

        1.1 AUTHORIZATION. The Company will, prior to the Initial Closing (as defined below), authorize the sale and issuance of (i) up to 833,333 shares (the "Shares") of the Company's Series A Preferred Stock ("Series A Preferred"), having the rights, privileges and preferences as set forth in the Certificate of Designation (the "Certificate") in the form attached to this Agreement as Exhibit B and (ii) the Warrants (as defined below) to purchase up to 166,667 shares of the Common Stock (as defined below).

        1.2 SALE OF SHARES; ISSUANCE OF WARRANTS. Subject to the terms and conditions of this Agreement, each of the Purchasers agrees to purchase and the Company agrees to sell and issue to each Purchaser:

               (a) the number of Shares set forth in the column designated "Number of Series A Shares" opposite such Purchaser's name on the Schedule of Purchasers, at a cash price of $6.00 per share; and

               (b) a warrant or warrants in the form attached to this Agreement as Exhibit C (the "Warrants") which shall permit such Purchaser to initially purchase a number of shares of Common Stock set forth in the column designated "Warrants for Number of Common Stock" opposite such Purchaser's name on the Schedule of Purchasers, at an exercise price of $4.00 per share.

        The Company's agreement with each Purchaser is a separate agreement, and the sale and issuance of the Shares, the Additional Shares (as defined below) and the Warrants to each Purchaser is a separate sale and issuance.

        1.3 SUBSEQUENT SALES OF ADDITIONAL SHARES.

               (a) The Company shall have the option, exercisable at its sole discretion for a period of twelve (12) months following the Initial Closing (the "Exercise Period") by delivering written notice (the "Exercise Notice") thereof at least ten (10) business days prior to the Closing (as defined below) to the Purchasers, to require the Purchasers to purchase up to 333,333 additional

Shares (the "Additional Shares") at the price and on the terms set forth in this Agreement; provided, however, prior to exercising such option, the Company must demonstrate to the reasonable satisfaction of the Purchasers it has completed manufacture of at least forty-five (45) commercially saleable superfilter systems between April 1, 1998 and August 31, 1998. Subject to the terms and conditions hereof, each of the Purchasers agrees to purchase the same percentage of such Additional Shares that the number of Shares purchased by it set forth on the Schedule of Purchasers represents as a percentage of the total number of Shares purchased by all the Purchasers set forth on the Schedule of Purchasers (a "Proportionate Percentage"). Any unresolved dispute or controversy arising under or in connection with this Section 1.3 shall be settled by binding mediation by a mediator mutually selected by the Company and the Purchasers. The direct expense of any mediation proceeding shall be borne equally by the Company and the Purchasers and each party shall bear its own counsel fees.

               (b) In connection with any sale and issuance of Additional Shares pursuant to Section 1.3(a) above, the Company agrees to issue a Warrant or Warrants which shall permit each Purchaser to initially purchase a number of shares of Common Stock equal to twenty percent (20%) (rounded to the nearest whole number) of such Purchaser's Proportionate Percentage.

                                    SECTION 2

                             CLOSING DATES; DELIVERY

        2.1 CLOSING. The purchase and sale of the Shares and the Additional Shares and the issuance of the Warrants hereunder shall take place at one or more closings (each of which is referred to in this Agreement as a "Closing"). The initial closing (the "Initial Closing") for the Shares and the initial Warrants shall take place on March 26, 1998 and the Closing for the Additional Shares and additional Warrants shall take place no later than one (1) month after the Exercise Notice. Each Closing shall be held at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California, on each Closing Date, or at such other time and place upon which the Company and the Purchasers shall agree.

        2.2 DELIVERY. At each Closing, the Company will deliver to each Purchaser a certificate registered in such Purchaser's name representing the number of Shares or Additional Shares that such Purchaser is purchasing against payment of the purchase price therefor as set forth in the column designated "Purchase Price" opposite such Purchaser's name on the Schedule of Purchasers or as determined by multiplying the number of Additional Shares required to be purchased pursuant to Section 1.3 by the purchase price per share of $6.00, by cashier's or certified check payable to the Company or wire transfer of immediately available funds per the Company's instructions. At the Initial Closing, the Company will deliver to each purchaser a Warrant evidencing the right to purchase a number of shares of Common Stock as set forth in the column designated "Warrants for Number of Common Stock" opposite such Purchaser's name on the Schedule of Purchasers. At the Closing for the Additional Shares, the Company will deliver to each Purchaser a Warrant evidencing the right to purchase a number of shares of Common Stock equal to twenty percent (20%) (rounded to the nearest whole number) of such Purchaser's Proportionate Percentage.

                                    SECTION 3

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as set forth on Exhibit D attached hereto, the Company represents and warrants to the Purchasers as of the date of this Agreement as follows:

        3.1 ORGANIZATION AND STANDING; CERTIFICATE AND BYLAWS. The Company is a corporation duly organized and existing under, and by virtue of, the laws of the State of Delaware and is in good standing under such laws. The Company has requisite corporate power and authority to own and operate its properties and assets, and to carry on its business. The Company is presently qualified to do business as a foreign corporation in each jurisdiction where the failure to be so qualified would have a material adverse effect on the Company's business, operating results or financial condition (a "Material Adverse Effect").

        3.2 CORPORATE POWER. The Company has all requisite legal and corporate power and authority to execute and deliver this Agreement and that certain Stockholder Rights Agreement substantially in the form attached hereto as Exhibit E (the "Rights Agreement"), to sell and issue the Warrants, Shares and Additional Shares hereunder, to issue the shares of the common stock of the Company (the "Common Stock") issuable upon conversion of the Shares and Additional Shares, to issue the Common Stock issuable on exercise of the Warrants and to carry out and perform its obligations under the terms of this Agreement and the Rights Agreement (together the "Agreements").

        3.3 SUBSIDIARIES. Except for Cryo-Asia Pte Ltd., a joint venture with Alantac in Singapore, the Company has no subsidiaries and does not otherwise own or control, directly or indirectly, any equity interest in any corporation, association or business entity.

        3.4 CAPITALIZATION. The authorized capital stock of the Company consists or will, upon the filing of the Certificate, consist of 15,000,000 shares of Common Stock, par value $0.001 per share, of which 7,707,081 shares are issued and outstanding as of the date of this Agreement, and 2,000,000 shares of Preferred Stock, of which 833,333 shares have been designated "Series A Preferred" and none of which are issued and outstanding prior to the Initial Closing. The outstanding shares have been duly authorized and validly issued in compliance with applicable laws, and are fully paid and nonassessable. The Company has reserved (a) 833,333 shares of Series A Preferred for issuance hereunder, (b) 1,666,666 shares of Common Stock for issuance upon conversion of the Series A Preferred, (c) 166,667 shares of Common Stock for issuance upon exercise of the Warrants, (d) 1,828,909 shares of its Common Stock for issuance to employees, consultants or directors pursuant to its 1992 Director Option Plan, 1992 Stock Option Plan and Amended and Restated 1988 Stock Option Plan, of which options to purchase 1,528,396 shares are issued and outstanding and (e) a total of 150,000 shares of Common Stock for issuance upon exercise of certain outstanding warrants. The Common Stock and the Series A Preferred shall have the rights, preferences, privileges and restrictions set forth in the Amended and Restated Certificate of

Incorporation (the "Certificate of Incorporation") of the Company and the Certificate. Except as set forth above, there are no options, warrants or other rights to purchase any of the Company's authorized and unissued capital stock.

        3.5 AUTHORIZATION. All corporate action on the part of the Company and its directors necessary for the authorization, execution, delivery and performance of the Agreements by the Company, the authorization, sale, issuance and delivery of the Warrants, Shares and Additional Shares, the Common Stock issuable upon conversion of the Shares and Additional Shares and upon exercise of the Warrants, and the performance of all of the Company's obligations under the Agreements has been taken or will be taken prior to the Initial Closing. The Agreements, when executed and delivered by the Company, shall constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, except that the indemnification provisions of Section 1.10 of the Rights Agreement may further be limited by principles of public policy. The Warrants, Shares and Additional Shares, when issued in compliance with the provisions of this Agreement, will be validly issued, will be fully paid and nonassessable, and will have the rights, preferences and privileges described in the certificate representing the Warrants and the Certificate; the Common Stock issuable upon conversion of the Shares and Additional Shares and upon exercise of the Warrants has been duly and validly reserved and, when issued in compliance with the provisions of this Agreement, the Certificate of Incorporation of the Company, the Certificate and the certificate representing the Warrants will be validly issued, and will be fully paid and nonassessable; and the Shares and Additional Shares and the Common Stock issued upon conversion of the Shares and Additional Shares and upon exercise of the Warrants, will be free of any liens or encumbrances, other than any liens or encumbrances created by or imposed upon the Purchasers; provided, however, that the Shares and Additional Shares, and the Common Stock issuable upon conversion of the Shares and Additional Shares and upon exercise of the Warrants, are subject to restrictions on transfer under state and/or federal securities laws as set forth herein and in the Rights Agreement.

        3.6 FINANCIAL STATEMENTS. The Company has delivered to each Purchaser copies of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997 (the "Reports"). The financial statements included within the Reports are complete and correct in all material respects and accurately set out and describe the financial condition and operating results of the Company as of the dates and during the periods indicated therein, subject only, in the case of financial statements included in the Quarterly Reports, to footnotes and normal year-end adjustments.

        3.7 CHANGES. Since the date of the Company's last Quarterly Report on Form 10-Q, there has not been:

               (a) Any change in the assets, liabilities, financial condition, or operations of the Company except changes in the ordinary course of business which have not been in any case materially adverse;

               (b) Any damage, destruction, or loss, whether or not covered by insurance, materially and adversely affecting the properties or business of the Company;

               (c) Any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

               (d) Any loans made by the Company to its employees, officers or directors other than travel advances made in the ordinary course of business;

               (e) Any declaration or payment of any dividend or other distribution by the Company; or

               (f) To the best of the Company's knowledge, any other event or condition of any character which has materially and adversely affected the business operations, assets or financial condition of the Company.

        3.8 MATERIAL OBLIGATIONS. The Company has no material liabilities or obligations, absolute or contingent (individually or in the aggregate), except
(i) the liabilities and obligations set forth in the Reports, and (ii) liabilities and obligations which have been incurred subsequent to September 30, 1997, in the ordinary course of business which have not been, either in any case or in the aggregate, material.

        3.9 MATERIAL CONTRACTS AND COMMITMENTS. To the best of the Company's knowledge, all of the contracts, agreements and instruments to which the Company is a party and which are set forth or incorporated by reference in the Reports (the "Material Agreements") are valid, binding and in full force and effect in all material respects, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

        3.10 INTELLECTUAL PROPERTY, TRADEMARKS, ETC. The Company has the right to use, free and clear of all liens, charges, claims and restrictions, all intellectual property, patents, trademarks, service marks, trade names, copyrights, licenses and rights necessary to the business of the Company as presently conducted, except to the extent that a Material Adverse Effect could not reasonably be expected to result. To the Company's knowledge, the Company is not infringing upon or otherwise acting adversely to the right or claimed right of any other person under or with respect to any such intellectual property, patents, trademarks, service marks, trade names, copyrights, licenses or rights.

        3.11 TITLE TO PROPERTIES AND ASSETS; LIENS, ETC. The Company has good and marketable title to its properties and assets, and has good title to all its leasehold interests, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than (i) the lien of current taxes not yet due and payable, and (ii) possible minor liens and encumbrances which do not in any case materially detract from the value of the property subject thereto or materially impair the operations of the Company, and which have not arisen otherwise than in the ordinary course of business.

        3.12 COMPLIANCE WITH OTHER INSTRUMENTS, NONE BURDENSOME, ETC. The Company is not in violation of any term of the Certificate of Incorporation or Bylaws, each as amended to date, or in any material respect of any term or provision of any Material Agreement, judgment, decree, order, statute, rule or regulation applicable to the Company in any respect that could reasonably be expected to have a Material Adverse Effect. The execution, delivery and performance of this Agreement, and the issuance of the Warrants, Shares and Additional Shares and the Common Stock issuable upon conversion of the Shares and Additional Shares and upon exercise of the Warrants, have not resulted and will not result in any material violation of, or conflict with, or constitute a material default under, the Certificate of Incorporation or Bylaws, as amended, nor any of the Material Agreements, nor result in the creation of, any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company.
        3.13 LITIGATION, ETC. There are no actions, suits, proceedings or investigations pending against the Company or its properties before any court or governmental agency (nor, to the best of the Company's knowledge, is there any reasonable basis therefor or threat thereof) which, if adversely determined, would have a Material Adverse Effect. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.

        3.14 REGISTRATION RIGHTS. Except as set forth in the Rights Agreement attached hereto as Exhibit E, the Company is not under any contractual obligation to register (as defined in Section 1.2 of the Rights Agreement) any of its presently outstanding securities or any of its securities which may hereafter be issued.

        3.15 GOVERNMENTAL CONSENT, ETC. No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Company is required in connection with the valid execution and delivery of the Agreements, or the offer, sale or issuance of the Warrants, Shares and Additional Shares, and the Common Stock issuable upon conversion of the Shares and Additional Shares and upon exercise of the Warrants, or the consummation of any other transaction contemplated hereby or thereby, except (a) filing of the Certificate in the office of the Delaware Secretary of State, and
(b) qualification (or taking such action as may be necessary to secure an exemption from qualification, if available) of the offer, sale and issuance of the Warrants, Shares and Additional Shares (and the Common Stock issuable upon conversion of the Shares and Additional Shares and upon exercise of the Warrants) under the California Corporate Securities Law of 1968, as amended, and other applicable Blue Sky laws, which filings and qualifications, if required, will be accomplished in a timely manner.

        3.16 OFFERING. Subject to the accuracy of the Purchasers' representations in Section 4 hereof, the offer, sale and issuance of the Warrants, Shares and Additional Shares to be issued in conformity with the terms of this Agreement, and the issuance of the Common Stock to be issued upon conversion of the Shares and Additional Shares and upon exercise of the Warrants, constitute transactions exempt from the registration requirements of
Section 5 of the Securities Act of 1933, as amended (the "Securities Act").

        3.17 BROKERS OR FINDERS. The Company has not engaged any brokers, finders or agents, and the Purchasers have not incurred, and will not incur, directly or indirectly, as a result of any action taken by the Company, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the Agreements.

        3.18 TAX RETURNS AND PAYMENTS. The Company has timely filed all tax returns (federal, state and local) required to be filed by it. All taxes shown to be due and payable on such returns, any assessments imposed, and to the Company's knowledge all other taxes due and payable by the Company on or before the date hereof have been paid or will be paid prior to the time they become delinquent. The Company has not been advised (i) that any of its returns, federal, state or other, have been or are being audited as of the date hereof, or (ii) of any deficiency in assessment or proposed judgment to its federal, state or other taxes. The Company has no knowledge of any liability of any tax to be imposed upon its properties or assets as of the date of this Agreement that is not adequately provided for.

        3.19 EMPLOYEE MATTERS. The Company does not have any collective bargaining agreements with any of its employees and no labor union organizing activity is pending or threatened with respect to the Company.

        3.20 DISCLOSURE. To the best of the Company's knowledge, this Agreement (including the Exhibits hereto) does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein not misleading in light of the circumstances under which they were made.


                                    SECTION 4

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

        Each Purchaser hereby severally represents and warrants to the Company with respect to the purchase of Shares and Additional Shares by and the issuance of the Warrants to such Purchaser and with respect only to such Purchaser, as follows:

        4.1 EXPERIENCE; SPECULATIVE NATURE OF INVESTMENT. The Purchaser (or its principals or advisors) has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. The Purchaser acknowledges that its investment in the Company is highly speculative and entails a substantial degree of risk and the Purchaser is in a position to lose the entire amount of such investment.

        4.2 INVESTMENT. The Purchaser is acquiring the Warrants, Shares and Additional Shares and the underlying Common Stock for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. The Purchaser understands that the Warrants and Series A Preferred to be purchased hereby and the underlying Common Stock have not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser's representations as expressed herein. The Purchaser is an "accredited investor" within the meaning of Regulation D, Rule 501(a), promulgated by the Securities and Exchange Commission.

        4.3 RULE 144. The Purchaser acknowledges that the Warrants, Shares and Additional Shares and the underlying Common Stock must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. The Purchaser is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being effected through a "broker's transaction" or in transactions directly with a "market maker" and the number of shares being sold during any three-month period not exceeding specified limitations. The Purchaser understands that the certificates evidencing the Warrants, Shares and Additional Shares will be imprinted with a legend that prohibits the transfer of such securities unless they are registered or such registration is not required.

        4.4 NO PUBLIC MARKET. The Purchaser understands that no public market now exists for the Warrants and the Series A Preferred to be issued by the Company and that the Company has made no assurances that a public market will ever exist for the Warrants and the Series A Preferred.

        4.5 ACCESS TO DATA. The Purchaser has had an opportunity to discuss the Company's business, management and financial affairs with its management. The Purchaser has also had an opportunity to ask questions of officers of the Company, which questions were answered to its satisfaction. The Purchaser understands that such discussions, as well as any written information issued by the Company, were intended to describe certain aspects of the Company's business and prospects but were not a thorough or exhaustive description.

        4.6 AUTHORIZATION. The Agreements, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their terms, except as the indemnification provisions of Section 1.10 of the Rights Agreement may be limited by principles of public policy, and subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

        4.7 BROKERS OR FINDERS. The Purchaser has not engaged any brokers, finders or agents, and the Company has not, and will not, incur, directly or indirectly, as a result of any action taken by Purchasers, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the Agreements. In the event that the preceding sentence is in any way inaccurate, such Purchaser agrees to indemnify and hold harmless the Company and each other Purchaser from any liability for any commission or compensation in the nature of a finder's fee (and the costs and expenses of defending against such liability) for which the Company, any other Purchaser, or any of their officers, directors, employees or representatives, is responsible.

        4.8 TAX LIABILITY. The Purchaser has reviewed with its own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by the Agreements. With respect to such matters, the Purchaser relies solely on such advisors and not on any statements or representations of the Company or any of its agents other than the representations and warranties set forth herein. The Purchaser understands that it (and not the Company) shall be responsible for its own tax liability that may arise as a result of this investment or the transactions contemplated by the Agreements.


                                    SECTION 5

                 CONDITIONS TO PURCHASERS' OBLIGATIONS TO CLOSE

        The Purchasers' obligations to purchase the Shares and Additional Shares at each Closing are, unless waived by the Purchasers, subject to the fulfillment of the following conditions:

        5.1 REPRESENTATIONS AND WARRANTIES CORRECT. The representations and warranties made by the Company in Section 3 hereof shall be true and correct in all material respects as of the Closing Date.

        5.2 COVENANTS. All covenants, agreements and conditions contained in the Agreements to be performed by the Company on or prior to the Closing shall have been performed or complied with in all material respects.

        5.3 BLUE SKY. The Company shall have obtained all necessary Blue Sky law permits and qualifications, or have the availability of exemptions therefrom, required by any state for the issuance of the Warrants, offer and sale of the Shares and Additional Shares and the Common Stock issuable upon conversion of the Shares and Additional Shares and upon exercise of the Warrants.

        5.4 CERTIFICATE OF DESIGNATION. The Certificate shall have been duly authorized, executed and filed with the Secretary of State of the State of Delaware.

        5.5 RIGHTS AGREEMENT. The Company and the Purchasers shall have executed and delivered the Rights Agreement.

        5.6 COMPLIANCE CERTIFICATE. The Chief Executive Officer of the Company shall have executed a Compliance Certificate, in the form of Exhibit F hereto, certifying the satisfaction of the conditions to closing listed in Sections 5.1 and 5.2 hereof.

        5.7 COMPLIANCE WITH LAW. No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the sale and issuance of the Warrants, Shares and Additional Shares and the Common Stock issuable upon conversion of the Shares and Additional Shares and upon exercise of the Warrants and the consummation of the transactions contemplated hereby.

        5.8 OPINION OF COMPANY'S COUNSEL. Purchasers shall have received from Wilson Sonsini Goodrich & Rosati, counsel to the Company, an opinion addressed to the Purchasers, dated the Closing Date and in substantially the form attached as Exhibit G.


                                    SECTION 6

                  CONDITIONS TO COMPANY'S OBLIGATIONS TO CLOSE

        The Company's obligation to sell and issue the Shares and Additional Shares at each Closing is, unless waived by the Company, subject to the fulfillment of the following conditions:

        6.1 REPRESENTATIONS. The representations and warranties made by the Purchasers in Section 4 hereof shall be true and correct as of the Closing Date.

        6.2 COVENANTS. All covenants, agreements and conditions contained in the Agreements to be performed by Purchasers on or prior to the Closing Date shall have been performed or complied with in all material respects.

        6.3 BLUE SKY. The Company shall have obtained all necessary Blue Sky law permits and qualifications, or have the availability of exemptions therefrom, required by any state for the issuance of the Warrants, offer and sale of the Shares and Additional Shares and the Common Stock issuable upon conversion of the Shares and Additional Shares and upon exercise of the Warrants.

        6.4 CERTIFICATE OF DESIGNATION. The Certificate shall have been duly authorized, executed and filed with the Secretary of State of the State of Delaware.

        6.5 RIGHTS AGREEMENT. The Company and the Purchasers shall have executed and delivered the Rights Agreement.

        6.6 COMPLIANCE WITH LAW. No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the sale and issuance of the Warrants, Shares and Additional Shares and the Common Stock issuable upon conversion of the Shares and Additional Shares and upon exercise of the Warrants and the consummation of the transactions contemplated hereby.


                                    SECTION 7

                            CONFIDENTIAL INFORMATION

        7.1 CONFIDENTIAL BUSINESS INFORMATION. The Purchasers covenant and agree that they shall maintain the confidentiality of all non-public information related to the business of the Company made available to them and/or any of their representatives by the Company ("Confidential Business Information") and shall not utilize any Confidential Business Information in connection with purchases or sales of the Company's securities except in compliance with applicable state and federal anti-fraud statutes. The Purchasers further covenant and agree that they shall not disclose any Confidential Business Information to any person or entity without the prior written consent of the Company. The term "Purchaser" as used in this Section 7.1 includes all partners, officers, directors, affiliates, employees, attorneys, accountants and other agents and representatives of the Purchaser. Notwithstanding the above, Confidential Business Information shall not include (i) information known to the public generally, (ii) information known to the Purchaser from an independent source prior to the receipt of such information from the Company and (iii) information required to be disclosed by the Purchaser by court order or otherwise required by law, provided, however, that in the event of a required disclosure pursuant to this clause (iii), the Purchaser shall give the Company prompt written notice of any such requirement so that the Company may seek a protective order or other appropriate remedy. The Purchasers agree that violation of this Section 7.1 would cause immediate and irreparable damage to the business of the Company, and consent to the entry of immediate and permanent injunctive relief for any violation hereof.


                                    SECTION 8

                                  MISCELLANEOUS

        8.1 GOVERNING LAW. This Agreement shall be governed in all respects by the internal laws of the State of California.

        8.2 SURVIVAL. The representations, warranties, covenants and agreements made herein shall survive any investigation made by the Purchasers and the closing of the transactions contemplated hereby.

        8.3 SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto; provided, however, that the rights of the Purchasers to purchase the Shares and Additional Shares and obtain the Warrants on such purchase shall not be assignable without the prior written consent of the Company.

        8.4 ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other documents delivered pursuant hereto at each Closing constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought; provided, however, that Purchasers holding a majority of the Shares and Additional Shares (including any shares of Common Stock issued upon conversion of the Shares and Additional Shares) may, with the Company's prior written consent, waive, modify, or amend on behalf of all Purchasers, any provision hereof.

        8.5 NOTICES, ETC. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed (a) if to a Purchaser, at such Purchaser's address, as shown on the Schedule of Purchasers, or at such other address as such Purchaser shall have furnished to the Company in writing, or (b) if to any other holder of any Shares or Additional Shares, at such address as such holder shall have furnished the Company in writing, or, until any such holder so furnishes an address to the Company, then to and at the address of the last holder of such Shares or Additional Shares who has so furnished an address to the Company, or (c) if to the Company, one copy should be sent to its address set forth on the cover page of this Agreement and addressed to the attention of the Chief Executive Officer, or at such other address as the Company shall have furnished to the Purchasers.

               Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid.

        8.6 DELAYS OR OMISSIONS. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

        8.7 CALIFORNIA CORPORATE SECURITIES LAW. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION IS UNLAWFUL UNLESS THE SALE OF SECURITIES IS EXEMPT FROM THE QUALIFICATION BY SECTION 25100, 25102, OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

        8.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

        8.9 SEVERABILITY. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

        8.10 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not considered in construing or interpreting this Agreement.

        8.11 EXPENSES. The Company and the Purchasers shall each bear their own fees, costs and expenses incurred on their behalf with respect to the Agreement and the transactions contemplated hereby and any amendments or waiver thereto.

        The foregoing Agreement is hereby executed as of the date first above written.

                                       "COMPANY"

                                       SUPERCONDUCTOR TECHNOLOGIES INC.
                                       a Delaware corporation


                                       By: /s/ Peter Thomas
                                          --------------------------------------
                                       Name:  Peter Thomas
                                       Title: Chief Executive Officer



                                       "PURCHASER"

                                       WILMINGTON SECURITIES, INC.


                                       By: /s/ Andrew H. McQuarrie
                                          --------------------------------------
                                       Name:  Andrew H. McQuarrie
                                       Title: Vice President





                              [SIGNATURE PAGE TO PURCHASE AGREEMENT]

                                    EXHIBIT A

                             SCHEDULE OF PURCHASERS

                                 INITIAL CLOSING
                                 MARCH 26, 1998




                                                                                 WARRANTS FOR
                                          NUMBER OF                                NUMBER OF
      NAME AND ADDRESS                 SERIES A SHARES     PURCHASE PRICE        COMMON STOCK
-----------------------------          ---------------     --------------        -------------
Wilmington Securities, Inc.                500,000           $3,000,000             100,000
824 Market Street, Suite 900
Wilmington, DE  19801
Attn:  Andrew H. McQuarrie



TOTAL:                                     500,000           $3,000,000             100,000